Exhibit 5.1

September 26, 2025

AST SpaceMobile, Inc.

Midland Intl. Air & Space

Port 2901 Enterprise

Lane Midland, Texas 79706

AST SpaceMobile, Inc.

Class A Common Stock

Ladies and Gentlemen:

We have acted as special counsel to AST SpaceMobile, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-281939) (the “Registration Statement”), which was filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate amount of certain securities of the Company, including the Company’s Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), and (ii) the offer and resale from time to time by one or more selling securityholders (the “Selling Stockholders”) named in the Prospectus Supplement (as defined below) under “Selling Stockholders” of up to 581,395 shares of the Company’s Class A Common Stock (the “Shares”), issued to the Selling Stockholder pursuant to the Share Purchase Agreement, dated as of August 5, 2025 (as amended from time to time, the “Share Purchase Agreement”), by and among CCUR Holdings, Inc., EllioSat Ltd., AST & Science, LLC, and the Company. The Selling Stockholders may offer the Shares for resale from time to time as described in the Company’s Prospectus, dated September 5, 2024, included in the Registration Statement (the “Base Prospectus”), and Prospectus Supplement, dated September 26, 2025 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). The Registration Statement became effective automatically on September 5, 2024 upon filing with the SEC, and the Prospectus Supplement was filed on September 26, 2025. This opinion letter is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Documents Reviewed

In connection with this opinion letter, we have examined the following documents:

(a)	the Registration Statement;

(b)	the Base Prospectus;

(c)	the Prospectus Supplement; and

(d)	the Share Purchase Agreement.

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In addition, we have examined and relied upon the following:

(i) a certificate from the Company’s Corporate Secretary certifying as to (A) true and correct copies of the Company’s Certificate of Incorporation and the Company’s Amended and Restated Bylaws (the “Organizational Documents”) and (B) the resolutions of the Company’s Board of Directors authorizing the filing of the Registration Statement and the Prospectus and the issuance of the Shares to the Selling Stockholders (“Authorizing Resolutions”);

(ii) a certificate, dated September 25, 2025, issued by the Secretary of State of the State of Delaware, and confirmed on the date hereof, attesting to the corporate status of the Company in the State of Delaware; and

(iii) originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

“Applicable Law” means the Delaware General Corporation Law (“DGCL”).

Assumptions Underlying Our Opinions

For all purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

(a) Factual Matters. To the extent that we have reviewed and relied upon (i) certificates of the Company or authorized representatives thereof and (ii) certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters and all official records (including filings with public authorities) are properly indexed and filed and are accurate and complete.

(b) Signatures. The signatures of individuals who have signed the Share Purchase Agreement are genuine and authorized. All individuals who have signed the Share Purchase Agreement had the legal capacity to execute such document.

(c) Authentic and Conforming Documents. All documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents.

(d) Documents Binding on Certain Parties. The Share Purchase Agreement and the documents required or permitted to be delivered thereunder are valid and binding obligations of the parties thereto, enforceable against such parties in accordance with their terms.

(e) No Mutual Mistake, Amendments, etc. There has not been any mutual mistake of fact, fraud, duress or undue influence in connection with the offer and resale of the Shares contemplated by the Registration Statement and the Prospectus. There are no oral or written statements or agreements that modify, amend or vary, or purport to modify, amend or vary, any of the terms of the Share Purchase Agreement.

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Our Opinions

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that:

1. Organizational Status. The Company is a validly existing corporation under the laws of the State of Delaware and is in good standing under such laws.

2. Power and Authority. The Company has the corporate power and authority to authorize the issuance of the Shares.

3. Validity of Common Stock. The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Qualifications and Limitations Applicable to Our Opinions

The opinions set forth above are limited to the Applicable Law, and we do not express any opinion concerning any other law.

Miscellaneous

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. Our opinions are based on statutes, regulations and administrative and judicial interpretations that are subject to change. This opinion letter is given as of the date hereof and we undertake no responsibility to update or supplement these opinions subsequent to the date hereof. Headings in this opinion letter are intended for convenience of reference only and shall not affect its interpretation. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed with the SEC on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to references to us under the caption “Legal Matters” in the Registration Statement and in the Prospectus Supplement relating to the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McGuireWoods LLP

McGuireWoods LLP | www.mcguirewoods.com

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